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                                                                    Exhibit 10.4


                          (Translated from the Italian)


                                                                 1000 LIRE
                                                                 Fiscal Stamp
                                                                 (Cancelled)
                                                                 BD247497


                                 C O N T R A C T


Between James Blair Sherwood ("the Landlord") Fiscal Code SHR JSB 33M08 Z404J of Sea Containers House - 20 Upper Ground London SE1 and Hotel Cipriani S.p.A. ("the Tenant") Fiscal Code 00311530273 of 10 Giudecca Venice

                                    Whereas

- The Landlord owns a flat situated on the second floor of the eastern side of the building with direct views over the lagoon, consisting of a vestibule, two rooms with bathroom between, and the premises situate on the third floor above including a bathroom, a terrace on the fourth floor and the adjacent stairwell which leads to the third floor from the landing stage on the ground floor (as recorded in a deed under no. 14778 by the Notary Antonino Polizzi dated 22.12.1981);

- Whereas the Tenant owns a building situate at No. 10 Isola della Giudecca, entered as parcel no. 17668 of the New Urban Land Survey Register of Venice on map no. 102 under 1,2,3; no. 108; no. 101 under 2; no. 172; no. 173; no. 174;
no. 135 under 3; which is used as an hotel, which business the Tenant carries on on a continuous basis (hereinafter called the Hotel);

- Whereas as the Flat, being part of the Hotel, may be used by the Tenant exclusively for those purposes for which the Hotel rooms are used;

- Whereas the Tenant intends intermittently to rent the Landlord's Flat and the Landlord intends intermittently to let the Flat to the Tenant on the terms and conditions hereinafter contained.


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The preamble being complete the following are
the heads of agreement of the parties:

1. The preamble is an integral and inseparable part of this Contract.

2. The parties agree that the Tenant shall take possession of and shall have custody of the Flat and the furniture listed in Annexure A hereto and the Tenant may use the Flat, intermittently, pursuant to the terms of this Contract, exclusively as part of the Hotel and solely in relation to its hotel business.

3. The Landlord shall be entitled, at any time, to use the Flat or to permit the Flat to be used by such individual or individuals as he may designate (the Landlord's "Guests") from time to time at his discretion, giving at least seven days notice to the Tenant. Moreover the Landlord shall be entitled to suspend the operation of this Contract from time to time, giving at least one month's written notice to the Tenant thereof. In this event, for the period or periods of time stated in the notice (or notices) the Tenant shall cease to have the right to use the Flat for its hotel business, irrespective of whether or not the Flat is used by the Landlord or his Guests.

4. The Tenant undertakes to maintain the Flat in good condition, being responsible for any cleaning, repairs etc. The Tenant shall also be responsible as custodian of the Flat and the furniture therein and will insure all risks including fire, flood, third-party risks, etc.

The foregoing shall be the exclusive responsibility of the Tenant, unless the Flat is made available to the Tenant for less than 90 days in a calendar year whilst the Hotel is open to guests, in which case, for such calendar year, the Tenant shall charge the Landlord an amount equal to a proportionate share of the costs reasonably sustained by the Tenant in providing such services.


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5. The Landlord and his Guests, on every occasion they use the Flat, shall be entitled to use all the services provided to guests of the Hotel and shall be debited only drink and food at normal tariffs. No charge shall be made for electricity, air conditioning, telephone rental, water and room service provided the Flat is made available to the Tenant for 90 days or more during a calendar year at a time when the Hotel is open to guests. If the Flat is made available for less than 90 days, then such services shall be charged to the Landlord at a tariff which shall correspond to a proportionate share of the costs of such services reasonably sustained by the Tenant. No charge shall be made for the use of the swimming pool, the tennis courts or other facilities made available without charge to other guests in the Hotel, as likewise the boat shuttle service (water-taxi?) and similar services.

6. The Tenant will pay the Landlord by way of rental an amount equal to fifty percent of the daily rate paid by Hotel guests for use of the Flat, net of charges for services (in accordance with the current price list of the Tenant), for each day the Flat is let by the Tenant to guests of the Hotel in the ordinary course of hotel business. The rental will be paid quarterly in arrears.

7. The Landlord acknowledges that the Tenant may decide to close the Hotel in winter and therefore, during this time the Tenant will not be in a position to provide the Landlord with ordinary hotel services should the Landlord decide to use the Flat.

8. The Tenant undertakes not to alter the internal part of the Flat without the prior written consent of the Landlord and to store the Tenant's (sic?) property situate in the Flat in appropriate cupboards. A list and description of the present furnishings of the Flat is contained in annexure A of this Contract.


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9. This Contract shall run for one year from 18 February 1982 and shall be automatically renewed for further periods of one year unless either party gives at least 90 days written notice of termination before each due date. This Contract will be automatically terminated in the event there is a change in ownership of the shares in Hotel Cipriani S.p.A. or Hotel Cipriani Inc.

10. The Tenant shall not assign this Contract or any of the rights or obligations thereunder, nor shall it transfer any of such rights by way of sub-letting or otherwise, without the prior written consent of the Landlord.

11. Any registration duty charged on this Contract will be paid by the parties in equal shares.

The Tenant undertakes to ensure that registration duty is paid debiting the Landlord his share.

For the purposes of registering this Contract, the parties estimate the total annual rental payable to be 5,000.000 Lire (five million) subject to adjustment.


Venice, 18 February 1982


(signature)
(signature)